Exhibit 99.13

Premium to Be Featured on Radius Research Webinar - Monday, May 12 - Register Now to Hear Directly from CEO Morgan Lekstrom

Toronto, Ontario--(Newsfile Corp. - May 8, 2025) - **Premium Resources Ltd. (TSXV: PREM) (OTC Pink: PRMLF) ("PREM"** or the "**Company**") is pleased to announce its participation in an upcoming live webinar hosted by **Radius Research**, featuring a corporate overview and a one-on-one **interview with PREM CEO, Morgan Lekstrom.**

Hosted by Martin Gagel of Market Radius Capital, the webinar will showcase Premium's renewed strategy to redevelop its past-producing Selebi and Selkirk sulphide mines in Botswana, targeting copper, nickel, cobalt, and Platinum Group Elements (PGEs).

This live, interactive session will provide investors with an opportunity to ask questions directly. A recording will be available for those unable to attend the live event.

Event: Radius Research Pitch, Deep Dive, and Q&A with Premium Resources

Presentation Date & Time: Monday, May 12th at 4:00 PM ET / 1:00 PM PT

Webcast Registration Link:
https://us02web.zoom.us/webinar/register/9517462168640/WN_PvpxVpoNRGib1R157Z34dQ

Participants will be able to submit questions throughout the presentation, however to ensure there is time to get through the potential high volume of questions, we highly encourage attendees to send through questions beforehand to jaclyn@premiumresources.com.

About Radius Research

Radius Research gives individual investors access to in-depth CEO interviews with deep-dive institutional-level discussion and Q&A. Radius Research is part of Market Radius Capital, Inc. and hosted by Martin Gagel, a former top-ranked sell-side technology and special situations analyst.

About Premium Resources Ltd.

PREM is a mineral exploration and development company that is focused on the redevelopment of the previously producing nickel, copper and cobalt resources mines owned by the Company in the Republic of Botswana.

PREM is committed to governance through transparent accountability and open communication within our team and our stakeholders. Our skilled team has worked over 100 projects collectively, accumulating over 400 years of resource discoveries, mine development and mine re-engineering experience on projects like the Company's Selebi and Selkirk mines. PREM's senior team members have on average more than 20 years of experience in every single aspect of mine discovery and development, from geology to operations.

For further information about Premium Resources Ltd., please contact:

Morgan Lekstrom
CEO and Director
morganl@premiumresources.com

Jaclyn Ruptash

Vice President, Communications and Investor Relations
jaclyn@premiumresources.com

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